Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY

DISCLOSED

EXCLUSIVITY AGREEMENT

THIS EXCLUSIVITY AGREEMENT (this “Agreement”) is entered into on October 16, 2019 (the “Effective Date”), by and among:

1.	LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”); and

2.	BridgeBio Pharma LLC, a limited liability company organized under the laws of Delaware (“Bridge”).

Each of the Company and Bridge is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties have entered into a Share Subscription Agreement on or before the Effective Date of this Agreement, pursuant to which the Company shall issue certain Ordinary Shares representing ten percent (10%) of its fully-diluted equity (the “Equity Issuance”) in exchange for Bridge’s grant of certain Preemptive Rights (as defined below) to the Company with respect to Bridge’s Offered Assets (as defined below).

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions with respect to Bridge’s grant of the Preemptive Rights to the Company.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.	Definitions and Interpretation

1.1 The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, in the case of any Party, (i) any direct or indirect shareholder or member of such Party, (ii) any of such shareholder’s or member’s or the Party’s general partners or limited partners, (iii) the fund manager managing such shareholder or Party (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (iv) trusts Controlled by or for the benefit of any such Party referred to in (i), (ii) or (iii), and (v) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Party or any of their affiliates.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Hong Kong, New York, or the Cayman Islands.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Control” means, (a) when used in reference to a given Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; and (b) when used in reference to certain Intellectual Property, means the legal authority or right of a Party or its Affiliates (whether by ownership or license) to grant the right to use such item or a license or sublicense of such Intellectual Property rights to the other Party, or to otherwise disclose such proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a third party pursuant to which such rights, item, or information were acquired or generated or misappropriating the proprietary or trade secret information or know-how of a third party. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Exclusivity Period” means the period beginning on the Effective Date and ending on [***], subject to any extension mutually agreed by the Parties.

“Governmental Authority” means any government of any nation, federation, province, state or locality or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof; (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models; (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation); (d) URLs, web sites, web pages and any part thereof; (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property; (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor; and (g) the goodwill symbolized or represented by the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Offered Assets” means any Intellectual Property or Intellectual Property rights owned or Controlled by Bridge or its Affiliates.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preemptive Rights” means ROFN and ROFR.

“Representatives” means, with respect to each Party, such Party’s Affiliates and its and their respective directors, officers, employees, agents, advisors (including without limitation, financial, legal and accounting advisors) or other representatives.

“Territory” means, collectively, the PRC, Hong Kong, Macau, Taiwan, Thailand, Singapore and South Korea.

“Transaction” means any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, license, assignment, sale, joint venture or any other form of transaction, that would (a) grant any third party any right (including transfer of ownership, grant of license, covenant not to sue, security interests or other encumbrance) under the Offered Assets in all or any portion of the Territory, or (b) effectively prohibit the Company from exercising its rights hereunder or its rights in the Territory with respect to any Offered Assets, either conducted by itself or with or through any of its Affiliates, or with, through or in collaboration with any third party.

“Transaction Proposal” means any expression of interest, inquiry, proposal or offer from any Person (other than the Company or one of its Affiliates) relating to, or that would reasonably be expected to lead to a Transaction.

1.2 The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 5.5(ii)
Bridge	Preamble
Claimant	Section 5.5(iv)
Company	Preamble
Dispute	Section 5.5(i)
Effective Date	Preamble
Equity Issuance	Recitals
ICC Rules	Section 5.5(iii)
NYIAC	Section 5.5(iii)
Party or Parties	Preamble
Respondent	Section 5.5(iv)
ROFN	Section 3.1(i)
ROFN Exercise Notice	Section 3.1(i)
ROFN Exercise Period	Section 3.1(i)
ROFN Expiration	Section 3.1(ii)
ROFN Negotiation Period	Section 3.1(i)
ROFN Offer Notice	Section 3.1(i)
ROFR	Section 3.2(i)
ROFR Exercise Notice	Section 3.2(i)
ROFR Exercise Period	Section 3.2(i)

ROFR Expiration	Section 3.2(ii)
ROFR Negotiation Period	Section 3.2(i)
ROFR Offer	Section 3.2(i)
ROFR Offer Notice	Section 3.2(i)

1.3 For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (v) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vi) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (vii) the term “or” is not exclusive and will be deemed to have the same meaning with “and/or”, (viii) the term “including” will be deemed to be followed by “, but not limited to,” (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xii) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xiii) all references to dollars or to “US$” are to currency of the United States of America.

2.	Exclusivity

Subject to this Agreement, during the Exclusivity Period, Bridge shall not, nor shall it permit any of its Affiliates, or its or their respective Representatives to, directly or indirectly, (i) solicit, respond to, initiate, seek, participate in or otherwise knowingly encourage (including by furnishing any non-public information), or knowingly take any other action to facilitate, any Transaction Proposal or any expression of interest, inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Transaction Proposal, (ii) enter into or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or entertain any expression of interest, offer or proposal from any Person (other than the Company or one of its Affiliates) that constitutes or would reasonably be expected to lead to, or otherwise knowingly cooperate in any way with or pursue, any Transaction Proposal or (iii) enter into any agreement with respect to any Transaction Proposal. For the purpose of this Section 2, “knowledge” or “knowingly” shall mean actual knowledge or knowledge that a reasonable person in the same industry would reasonably be expected to know, in either case after making due inquiry and exercising due diligence.

3.	Preemptive Rights

As consideration for the Equity Issuance by Company to Bridge, Bridge hereby grants to Company the Preemptive Rights in accordance with the terms below.

3.1 Right of First Negotiation

(i) Bridge hereby grants to the Company a right of first negotiation during the Exclusivity Period (“ROFN”) with respect to the Offered Assets as set forth in this Section 3.1. Subject to the exclusivity restriction set forth in Section 2, if, at any time within the Exclusivity Period, Bridge or its Affiliate intends to engage in any Transaction, Bridge shall promptly notify the Company in writing of such intent, together with any information and data generated by, or on behalf of, Bridge or such Affiliate regarding the financial terms of such Transaction, a description of the

Offered Assets and such other material information regarding such Transaction and the Offered Assets as would be reasonably useful for the Company to determine its interest in such Transaction (“ROFN Offer Notice”). Upon the Company’s written request, Bridge shall promptly, and in any case within [***] of receipt of such request, provide any additional information with respect to the Transaction or the Offered Assets reasonably requested by the Company. Within [***] from the receipt of the ROFN Offer Notice (“ROFN Exercise Period”), the Company may exercise its ROFN by providing Bridge with a written notice of its intent to exercise its ROFN (the “ROFN Exercise Notice”). Upon Bridge’s receipt of such ROFN Exercise Notice, Bridge shall, or shall cause the applicable Affiliate to, exclusively negotiate in good faith with the Company or its Affiliate for a period of [***] from the date of the ROFN Exercise Notice, unless such negotiations are earlier terminated by the Company (the “ROFN Negotiation Period”) the terms of the Transaction upon which the parties would enter into a definitive agreement at a price and on terms mutually agreed between the parties.

(ii) If (a) the Company notifies Bridge prior to the expiration of the ROFN Exercise Period that the Company elects not to exercise its ROFN, (b) the Company does not provide Bridge with a ROFN Exercise Notice within the ROFN Exercise Period, or (c) the Company provides Bridge with a ROFN Exercise Notice within the ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of the Transaction during the ROFN Negotiation Period, the ROFN will expire on the applicable expiration date (“ROFN Expiration”, with respect to (a), on the date on which the Company notifies Bridge of its intent not to Exercise the ROFN; with respect to (b), on the expiration date of the ROFN Exercise Period; and with respect to (c), on the expiration date of the ROFN Negotiation Period), and Bridge shall be free to pursue the Transaction with any third party, provided, that the terms of such Transaction with the third party shall not be, taken as a whole, more favorable to such third party than the last written offer proposed by the Company during the ROFN Negotiation Period. No less than [***] prior to entering into a definitive agreement for any such Transaction with the third party, Bridge shall provide a written notice to the Company describing such Transaction in reasonable detail, including but not limited to (x) the identity of the third party, and (y) a description of the financial and other material terms proposed by the third party. The Company may, at its sole discretion, pursue such Transaction in competition with the third party and, in such event, Bridge shall negotiate with Company in good faith unless and until Bridge or its Affiliates have entered into definitive agreements with such third party.

(iii) Notwithstanding anything to the contrary, the Parties agree that the ROFN shall automatically renew if Bridge does not enter into a definitive agreement for the Transaction with a third party as described in Section 3.1(ii) above within [***] after the then most-recent ROFN Expiration; provided, however, for the avoidance of doubt, that in no event shall the Exclusivity Period be extended by this Section 3.1(iii) and the ROFN shall not extend beyond the Exclusivity Period.

3.2 Rights of First Refusal

(i) Bridge hereby grants to the Company a right of first refusal during the Exclusivity Period (“ROFR”) with respect to any proposed Transaction relating to an Offered Asset as set forth in this Section 3.2. Subject to the exclusivity restriction set forth in Section 2, if, at any time within the Exclusivity Period, Bridge or its Affiliate receives a bona fide offer from a third party with respect to a Transaction (“ROFR Offer”), Bridge shall promptly give the Company a written notice of such ROFR Offer detailing the terms of such ROFR Offer, including but not limited to (a) the identity of the third party offeror, (b) a description of the financial and other material terms proposed by the third party offeror, including a description of the Offered Asset(s) subject to such ROFR Offer, and (c) such other material terms and information regarding the ROFR Offer or the Offered Asset(s) generated by, or on behalf of, Bridge that would be reasonably useful for the Company to determine its interest in the Transaction (“ROFR Offer Notice”), and offer the Company the right to step in and consummate the Transaction on substantially the same terms as set forth in the ROFR Offer Notice.

Upon the Company’s written request, Bridge shall promptly, and in any case within [***] of receipt of such request, provide any additional information with respect to the ROFR Offer or the Offered Assets reasonably requested by the Company. Within [***] from the receipt of the ROFR Offer Notice (“ROFR Exercise Period”), the Company may exercise its ROFR by providing Bridge with a written notice of its intent thereto (the “ROFR Exercise Notice”). Upon Bridge’s receipt of such ROFR Exercise Notice, Bridge shall, or shall cause its Affiliate to negotiate in good faith with the Company or its Affiliate(s) for a period no less than [***] from the date of the ROFR Exercise Notice , unless such negotiations are earlier terminated by the Company (the “ROFR Negotiation Period”) the terms of a definitive agreement for such Transaction and the Parties shall enter into the definitive agreement based on substantially the same terms as the ROFR Offer.

(ii) If (a) the Company notifies Bridge prior to the expiration of the ROFR Exercise Period that the Company elects not to exercise its ROFR, (b) the Company does not provide Bridge with a ROFR Exercise Notice within the ROFR Exercise Period, or (c) the Company provides Bridge with a ROFR Exercise Notice within the ROFR Exercise Period but the Parties fail to reach a definitive agreement on the terms of the Transaction during the ROFR Negotiation Period, the ROFR will expire on the applicable expiration date (“ROFR Expiration”, with respect to (a), on the date on which the Company notifies Bridge of its intention not to exercise the ROFR; with respect to (b), the expiration of the ROFR Exercise Period; and with respect to (c), on the expiration date of the ROFR Negotiation Period), and Bridge shall be free to pursue the Transaction with any third party, provided, that the terms of such Transaction with the third party shall not be, taken as a whole, more favorable to such third party than any offer from the Company.

(iii) Notwithstanding anything to the contrary, the Parties agree that the ROFR shall automatically renew if Bridge does not enter into a definitive agreement for the Transaction with a third party as described in Section 3.2(ii) above within [***] after the then most-recent ROFR Expiration; provided, however, for the avoidance of doubt, that in no event shall the Exclusivity Period be extended by this Section 3.2(iii) and the ROFR shall not extend beyond the Exclusivity Period.

4.	No Definitive Obligation

The Parties agree that no contract, agreement or commitment with respect to a Transaction or any other transaction shall exist or be deemed to exist by virtue of this Agreement, any other written or oral expression with respect to a Transaction or otherwise unless and until a definitive agreement related thereto has been duly executed and delivered. The Parties also agree that, unless and until such a definitive agreement has been duly executed and delivered, none of the Parties or its respective Representatives shall have any liability or obligation with respect to a Transaction or any other transaction, whether by virtue of this Agreement, any other written or oral expression with respect to a Transaction or otherwise, except for the obligations of the Parties expressly set forth in this Agreement. For purposes of this Agreement, the term “definitive agreement” shall not include any written or oral acceptance of any offer or bid, any term sheet or any letter of intent or other written expression of either Party’s intention to negotiate or enter into a definitive agreement.

5.	Miscellaneous

5.1 Termination. This Agreement shall terminate upon mutual agreement between the Parties. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

5.2 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5.3 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns and legal representatives, but shall not otherwise be for the benefit of any third party. This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Party except as expressly provided herein.

5.4 Governing Law. This Agreement shall be governed by and construed under the Laws of the Cayman Islands.

5.5 Dispute Resolution

(i) The Parties agree to negotiate in good faith to resolve any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof. If the negotiations do not resolve the Dispute to the satisfaction of both Parties within [***] after one Party delivers written notice of a Dispute to the other Party, Section 5.5(ii) shall apply.

(ii) In the event the Parties are unable to settle a Dispute in accordance with Section 5.5(i) above, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of either Party to the dispute with notice (the “Arbitration Notice”) to the other.

(iii) The Dispute shall be settled by arbitration in New York, NY at the New York International Arbitration Center (the “NYIAC”) in accordance with the International Chamber of Commerce Rules of Arbitration (the “ICC Rules”) then in force when the Arbitration Notice is submitted.

(iv) Unless otherwise agreed by the Parties, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within [***] after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The selected arbitrators shall collectively select the third arbitrator who will act as chairman of the arbitration board.

(v) The arbitral proceedings shall be conducted in English. To the extent that the ICC Rules are in conflict with the provisions of this Section 5.5, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 5.5 shall prevail.

(vi) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(vii) The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(viii) The arbitral tribunal shall decide any Dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Law of the Cayman Islands (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(ix) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(x) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(xi) Notwithstanding the foregoing in this Section 5.5, the Parties agree that each Party shall have the right, without posting any bond, to seek preliminary injunction, temporary restraining order or other temporary relief from any court of competent jurisdiction.

5.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party set forth in the signature pages hereto (or at such other address as such Party may designate by [***] advance written notice to the other Parties to this Agreement given in accordance with this Section 5.6). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of [***] after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

5.7 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

5.8 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

5.9 Amendments and Waivers. Any provision in this Agreement may be amended or waived, only by the written consent of both Parties. Notwithstanding the foregoing, any Party hereunder may waive any of its rights hereunder without obtaining the consent of the other Party. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.

5.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

5.11 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

5.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

5.13 Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Parties, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects as between the shareholders of the Company only, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of such Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

5.14 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings with respect to the matters covered hereby.

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

LIANBIO

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Authorized Representative

Address: LianBio
c/o Ogier Global (Cayman) Limited
89 Nexus Way, Camana Bay
Grand Cayman, KY1-9009, Cayman Islands

Attention: Konstantin Poukalov

[Signature Page to Exclusivity Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

BRIDGEBIO PHARMA LLC

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	President

Address:	[***]
Attention:	[***]
Email:	[***]
Tel:	[***]

[Signature Page to Exclusivity Agreement]